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                                                                 EXHIBIT 10(2.5)
                                                                 ---------------


                          FIFTH MODIFICATION AGREEMENT


         This Agreement is entered into effective as of this 1st day of March, 2003, between 1900 Associates L.L.C., a Kansas limited liability company ("Landlord"), and Layne Christensen Company, a Delaware corporation ("Tenant").

                                    RECITALS

         A. Tenant and Landlord are party to that certain Commercial Building Lease dated December 21, 1994 (the "Original Lease"), as amended by (i) that certain First Modification and Ratification of Lease dated February 26, 1996, (ii) that certain Second Modification and Ratification of Lease Agreement dated April 28, 1997, (iii) that certain Third Modification and Extension Agreement dated November 3, 1998 and (iv) that certain Fourth Modification Agreement dated December 29, 1998 (the Original Lease, as amended, to be referred to as the "Lease").

         B. Landlord and Tenant desire to amend the Lease as provided herein.

                  NOW, THEREFORE, in consideration of the mutual consideration set forth in this Agreement, Landlord and Tenant agree to amend the Lease as follows:

         1. EXTENSION OF TERM. Notwithstanding anything to the contrary, the Lease Expiration Date is changed to December 31, 2008.

         2. LEASED PREMISES. The Leased Premises is changed to include all rentable square feet in the building except for the storage and mechanical space located in the northeast lower level comprising approximately 2,500 square feet which Landlord reserves the right to occupy.

         3. MINIMUM ANNUAL RENTAL. Notwithstanding anything to the contrary, the Minimum Annual Rental shall be as follows:

                   LEASE PERIOD                MINIMUM ANNUAL RENTAL

                  3/1/03- 2/28/04                    $647,619

                  3/1/04- 2/28/05                    $662,779

                  3/1/05- 2/28/06                    $712,779

                  3/1/06- 2/28/07                    $769,779

                  3/1/07-12/31/08                    $769,779

         4. OPERATING EXPENSE ESCALATION. The parties agree that for calendar year 2003, there shall be no Operating Expense Escalation Charge payable by Tenant. Effective January 1, 2004, in addition to the Minimum Annual Rental, Tenant shall pay the Operating Expense Escalation Charge set forth in
Section 5.B of the Lease; provided, however, the term "Base Year Operating Expenses" shall mean the Operating Expenses incurred during calendar year 2003 and the Tenant's Pro Rata Share of Operating Expenses shall increase to one hundred percent (100%).
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         5.       PARKING. Article 44 of the Lease is amended to provide that
Landlord shall provide Tenant with all parking spaces (exclusive of visitor and handicap parking) available in the parking lot located on the Commercial Building Parcel for Tenant's use at all times.

         6. RENEWAL OPTION. Section 1 of the Fourth Modification Agreement is replaced in its entirety with the following:

         (A) Provided that Tenant is not in default beyond any applicable period to cure at any time from the exercise of the option until the expiration of the Lease Expiration Date, Tenant shall have an option to renew this Lease for one (1) additional term of five (5) years (the "Renewal Term"), exercisable by giving Landlord written notice of the exercise by not less than 360 days before the expiration of the Lease Expiration Date (the "Expiration Date"). The Renewal Term shall be on the same terms, covenants and conditions as set forth in the Lease with respect to the Extended Term, except that the Minimum Annual Rental (the "MAR") payable during the Renewal Term shall be computed as herein provided.

         (B) For the Renewal Term, MAR shall be computed as an amount equal to ninety percent (90%) of the then prevailing Market Rate (as hereinafter defined) of the Leased Premises, as if vacant with the then existing improvements, based on its use as general office space, and for comparable office buildings in the Kansas City metropolitan area, adjusting the Base Year Operating Expenses to mean Operating Expenses incurred during calendar year 2007. In determining Market Rate, the parties shall also take into account the condition of the Leased Premises at the commencement of the Renewal Term, the length of the Renewal Term, Tenant's obligation to pay its proportionate share of increases in Operating Expenses as herein provided, the absence of any obligation of Landlord to provide any tenant improvement to the Leased Premises for the Renewal Term, and such other factors as are relevant in the opinion of the parties making such determination.

         (C) The term "Market Rate" shall mean the rate per square foot of rentable area then being quoted for comparable office buildings with the characteristics noted in paragraph 1(B) above. If the parties do not agree upon the Market Rate within thirty (30) days after Tenant exercises its option to renew, each party shall choose a "Qualified Appraiser" who shall make such determination on its behalf and submit the same to the other party (together with the information forming the basis for such determination) within seventy-five (75) days after Tenant exercises its option to renew (with each party paying the fee for its own appraiser). "Qualified Appraiser" shall mean an appraiser who is independent, licensed and a member of the American Institute of Real Estate Appraisers (the "AIREA"). Unless the two Qualified Appraisers agree to the Market Rate within fifteen (15) days following delivery of the last of the two appraisals, the two Qualified Appraisers shall choose a third Qualified Appraiser and notify Landlord and Tenant of such choice. Each party shall share equally the cost of the third Qualified Appraiser. If the two Qualified Appraisers cannot or do not agree on the choice of a third Qualified Appraiser within ten (10) days following expiration of the immediately preceding fifteen (15) day period, the third Qualified

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                  Appraiser shall be selected by the most senior officer of the
                  Kansas City Chapter or branch of the AIREA or its successor, or if there shall be no successor, a professional organization having a function, standards and qualifications similar thereto. Within thirty (30) days after his or her appointment, the third Qualified Appraiser shall determine the Market Rate of the Leased Premises, in the condition as specified in paragraph 1(B) and taking into account the factors specified in paragraph 1(B), by selecting as such Market Rate either the Market Rate proposed by Tenant's Qualified Appraiser or the Market Rate proposed by Landlord's Qualified Appraiser, and submitting such determination to each party in writing.

         (D) Based on said mutual agreement or third Qualified Appraiser's determination, Landlord and Tenant shall promptly thereafter execute a written agreement establishing the aforesaid MAR, which shall be binding upon the parties commencing with the first year of the Renewal Term.

         7. PURCHASE OPTION. Tenant is hereby granted the right, exercisable by written notice to Landlord at any time after March 1, 2005 and during the term of this Agreement, to purchase the Commercial Building Parcel. Upon such exercise of Tenant's option, as to the Commercial Building Parcel, the Lease shall also be deemed to be a real estate sale contract between Landlord, as Seller, and Tenant, as Buyer, on and subject to the following terms and conditions:

         (A) The purchase price (the "Purchase Price") for the Commercial Building Parcel shall be Four Million Six Hundred Eighty Five Thousand One Hundred and No/100 Dollars ($4,685,100.00).

         (B) The closing date (the "Closing Date") shall be specified in Tenant's written notice exercising its purchase option with such Closing Date to be within ninety (90) days after notice.

         (C) Landlord shall deliver to Tenant, not later than thirty (30) days after the exercise of Tenant's purchase option hereunder, a survey of the Commercial Building Parcel conducted not more than ninety (90) days prior to the Closing Date by a surveyor licensed by the State of Kansas, such survey to be sufficient in form to cause the deletion from the title policy referred to in paragraph (D) below of any exceptions concerning matters which would be disclosed by a survey of the Commercial Building Parcel or easements or claims of easements not shown by the public records. Said survey shall also show the location of all easements, rights-of-way and other matters disclosed by the title commitment referred to in paragraph (D) below. If such survey reveals any encroachments, overlaps or other matters which are not acceptable to Tenant, then, unless Tenant shall waive such objections, Tenant shall revoke its exercise of its option hereunder and continue its occupancy of the Commercial Building Parcel upon and subject to all of the terms and provisions hereof.

         (D) Landlord shall furnish Tenant, at Landlord's expense, an Owner's Policy of Title Insurance, in form reasonably acceptable to Tenant, in the amount of the Purchase Price, issued by a title insurance company

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                  approved by Tenant and authorized to insure titles in the
                  State of Kansas, insuring a merchantable fee simple title in Tenant as of the Closing Date. Landlord shall, not later than twenty (20) days after the exercise of Tenant's purchase option hereunder, deliver to Tenant a commitment for such title policy. If such commitment contains any matters which are not acceptable to Tenant, Tenant shall, within twenty (20) days after receipt of such commitment, notify Landlord in writing of such objections. Landlord hereby covenants and agrees to use its reasonable efforts to correct such objections (but shall not be required to commence any litigation against any third parties); provided, however, that if Landlord is unable to correct such objections within thirty
                  (30) days after receipt of written notice of objection from Tenant, then, unless Tenant shall elect to waive such objections, Tenant shall revoke its exercise of its option hereunder and continue its occupancy of the Leased Premises upon and subject to all of the terms and provisions hereof. Landlord covenants and agrees to execute and deliver to the title company a seller's affidavit in such reasonable form as the title company may require.

         (E) The risk of loss shall be upon Landlord prior to the Closing Date. In the event that prior to the Closing Date any of the improvements on the Commercial Building Parcel are destroyed or damaged by fire or other casualty, Tenant may, at its option, enforce its rights under this option and accept an assignment of the insurance proceeds payable as a result of such casualty, or, in the event Tenant elects not to proceed with the purchase of the Commercial Building Parcel pursuant to its rights under this option, Tenant shall revoke its exercise of its option hereunder and continue its occupancy of the Commercial Building Parcel upon and subject to all of the terms and provisions hereof.

         (F) Landlord shall convey the Commercial Building Parcel on the Closing Date to Tenant by a general warranty deed, properly executed and conveying the Commercial Building Parcel free and clear of all liens and encumbrances whatsoever, except as hereinabove provided.

         (G) In the event that, after Tenant's exercise of its option hereunder, either party shall default in its agreements set forth in this Section 7, the non-defaulting party shall have all rights and remedies available at law, in equity or hereunder.

         (H) Right to Exchange Real Property. Buyer agrees that Seller, through the use of a qualified intermediary, may desire to transfer the Commercial Building Parcel through a tax free exchange, deferred exchange or reverse exchange of real property pursuant to Section 1031 of the Internal Revenue Code; provided, however (i) in no event shall any such exchange, or Seller's inability to complete any such exchange, impair or otherwise affect the Closing Date, (ii) Buyer shall have no obligation or liability to Seller or any other party in any respect for any matters in connection with any such exchange other than payment of the Purchase Price in exchange for the conveyance to Buyer of fee simple title to the Commercial Building Parcel by deed subject only to those matters permitted hereunder and (iii) Seller shall indemnify and hold Buyer


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                  harmless from and against any claims, actions, liability and expense in connection with each such exchange.

         8. RIGHT OF FIRST REFUSAL. In the event during the term of this Lease Landlord receives an offer from a third party to purchase Landlord's interest in the Commercial Building Parcel which Landlord desires to accept (the "Third Party Offer"), Landlord shall (provided Tenant is not then in default beyond the expiration of any applicable notice and grace period provided for the curing of such default), furnish Tenant with a copy of such Third Party Offer. During the ten (10) business day period following Tenant's receipt of such Third Party Offer, Tenant shall have the pre-emptive right to purchase the Commercial Building Parcel from Landlord on the same terms and conditions as are set forth in the Third Party Offer. If Tenant timely elects to purchase the Commercial Building Parcel, the parties shall promptly enter into a purchase and sale agreement and the closing of such transaction shall be consummated on a date selected by Tenant, but which shall occur not later than sixty (60) days after Tenant's receipt of the Third Party Offer. If Tenant does not timely elect to so purchase the Commercial Building Parcel, Landlord shall be free to accept the Third Party Offer and to consummate the sale of the Commercial Building Parcel, in which case, the provisions of this Paragraph shall automatically terminate and shall be of no further force or effect.

         9. LANDLORD'S WORK. Landlord agrees to perform the work described on the attached Exhibit A within 120 days after the date hereof except that the requirement to clean all carpets in Item 1 of Floor Covering shall be completed between the dates of May 15, 2003 and June 1, 2003.

         10. OTHER TERMS. Except as modified herein, all other terms and conditions of the Lease shall remain unmodified and in full force and effect.

         The parties have executed this Agreement effective as of the date indicated above.


1900 ASSOCIATES L.L.C.                     LAYNE CHRISTENSEN COMPANY
a Kansas limited liability company         a Delaware corporation


By: /s/ JAMES ELLIS                        By: /s/ JERRY F. FANSKA
    ------------------------------             --------------------------------
    James Ellis, Manager                       Jerry W. Fanska, Vice President







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                                                                       EXHIBIT A

                          1900 SHAWNEE MISSION PARKWAY
                           MISSION WOODS, KANSAS 66205

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FLOOR COVERING
      1.   Clean all carpeting.
      2.   Repair cracked marble at east & west doorways off the lobby.
      3.   Clean carpeting in lobby elevator.
      4.   Replace plants in atrium.

WALL COVERING

      1.   Clean/vacuum wall covering in CEO and Executive Assistant's offices.
      2.   Clean/vacuum wall covering in executive conference room.
      3.   Glue wall covering in various offices that has come undone because of roof leakage.
      4.   Paint walls at west end where reader door is located
      5.   Paint walls in freight elevator area.
      6.   Repair wallpaper in doorway into sitting room in the ladies restroom
      7.   Clean/paint lower level doors west end into HVAC area.
      8.   Ellis Enterprise contract with linen company for walk-off mats for west reader door and lobby.

CABINETS

      1.   Repair cabinets in copy room area.
      2.   Repair backsplashes in lower level Layne's current kitchen.

APPLIANCES

      1.   Replace dishwasher in board room.

PLUMBING

      1.   Replace or repair where possible faucets in mailroom and boardroom kitchens.
      2.   Replace or repair where possible all faucets and drain stops in restrooms throughout building.

CEILING TILES/LIGHTING

      1.   Replace all damaged/badly stained ceiling tiles on upper level.

LADIES' RESTROOMS

      1.   SANITIZE ALL RESTROOMS
      2.   Repair toilets so that they flush properly.
      3.   Clean the tile walls and floors.
      4.   Repair/reattach Formica covering to all restroom stall doors.
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
MEN'S RESTROOMS

      1.   SANITIZE ALL RESTROOMS
      2.   Repair toilets so that they flush properly.
      3.   Clean the tile walls and floors.

WATER COOLERS

      1.   REPAIR all water coolers.

WOODWORK

      1.   Repair/touch up all scratches on wood doors.
      2.   Clean all woodwork, crown molding in executive offices, executive conference room, board room.

ELECTRICAL

      1.   Cap off/cover any exposed floor outlets so that employees don't trip over them.

PARKING LOT

      1.   Repave parking lot as suggested.
      2.   Fix parking lot lights as required.

EXTERIOR

      1.   Replace all sidewalks.
      2.   Replace/repair all brick on patio.

OLD MTW AREA

      1.   Repair, kitchen floor
      2.   Clean carpeting in large open area
      3.   Repair north wall where cubicles had been mounted
      4.   Clean all glass
      5.   Paint walls where necessary

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